                                                                           Pg. 1
                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 20)

                        R. R. Donnelley & Sons Company
                        ------------------------------
                               (Name of Issuer)

                            Common Stock, $1.25 Par
                            -----------------------
                        (Title of Class of Securities)

                                  257867 10 1
                                  -----------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

-----------------------                                  ---------------------
 CUSIP NO. 257867 10 1              13G                    PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Northern Trust Corporation                   36-2723087
          The Northern Trust Company                   36-1561860
          Northern Trust Bank of Arizona, NA           59-0258165
          Northern Trust Bank of California, NA        94-2938925
          Northern Trust Bank of Florida, NA           36-2798553
          Northern Trust Bank of Texas,  NA            75-1999849
          Northern Trust Quantitative Advisors, Inc    36-3608252

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
          Not Applicable                                        (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Northern Trust Corporation--a Delaware corporation with principal offices in Chicago, Illinois

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                     8,474,662

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                   2,883,556
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                      4,480,141

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                   8,520,896
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          14,008,420

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
          Not Applicable

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
          9.60

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      TYPE OF REPORTING PERSON*
12
          Northern Trust Corporation  HC

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                                                                           Pg. 3

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

            SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

Check the following box if a fee is being paid with statement [ ].

1. (a)  R. R. Donnelley & Sons Company
        ------------------------------
        (Name of Issuer)

   (b)  77 West Wacker Drive, Chicago, Ill. 60601-1696
        ----------------------------------------------
        (Address of Issuer's Principal Executive Office)

2. (a)  Northern Trust Corporation
        --------------------------
        (Name of Person Filing)

   (b)  50 South LaSalle Street, Chicago, Illinois 60675
        ------------------------------------------------
        (Address of Person Filing)

   (c)  U.S. (Delaware Corporation)
        ---------------------------
        (Citizenship)

   (d)  Common Stock, $1.25 Par
        ---------------------------
        (Title of Class of Securities)

   (e)  257867 10 1
        ---------------------------
        (CUSIP Number)

3. This statement is being filed by Northern Trust Corporation as a Parent Holding Company in accordance with S240.13d-1(b) (1) (ii) (G).

4. (a)  14,008,420
        ---------------------------
        (Amount Beneficially Owned)

   (b)  9.60
        ---------------------------
        (Percent of Class)

   (c)  Number of shares as to which such person has:

        (i)    8,474,662
               ---------
               (Sole Power to Vote or to Direct the Vote)

        (ii)   2,883,556
               ---------
               (Shared Power to Vote or to Direct the Vote)

        (iii)  4,480,141
               ---------
               (Sole Power to Dispose or Direct Disposition)

        (iv)   8,520,896
               ---------
               (Shared Power to Dispose or Direct Disposition)

                                                                           Pg. 4

5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ]:

6. Statement regarding ownership of 5 percent or more on behalf of another person:

7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a) (6) of the Act:

    The Northern Trust Company             Northern Trust Bank of Arizona N.A.
    50 South LaSalle Street                2398 East Camelback Road
    Chicago, IL  60675                     Phoenix, AZ  85016

    Northern Trust Bank of Florida N.A.    Northern Trust Bank of California N.A.
    700 Brickell Avenue                    355 South Grand Avenue, Suite 2600
    Miami, FL  33131                       Los Angeles, CA  90071

    Northern Trust Bank of Texas N.A.      Northern Trust Quantitative Advisors, Inc.
    2020 Ross Avenue                       1 North LaSalle Street, Suite 600
    Dallas, TX  75201                      Chicago, IL  60690

8.  Identification and Classification of Members of the Group.

                                Not Applicable.

9.  Notice of Dissolution of Group.

                                Not Applicable.

10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                                           Pg. 5

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       NORTHERN TRUST CORPORATION


                                       By:  Perry R. Pero
                                            -------------

DATED:  2-13-98                        As its:  Sr. Executive Vice President
        -------                                 ----------------------------

                                                                           Pg. 6

                            EXHIBIT TO SCHEDULE 13G
                      FILED BY NORTHERN TRUST CORPORATION


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549-1004
Attention: Filing Desk, Stop 1-4

                      RE:  R. R. Donnelley & Sons Company
                           ------------------------------

     Pursuant to the requirement of 240.13d-1(e) (1) (iii), this exhibit shall constitute our written agreement that the Schedule 13G to which this exhibit is attached is filed on behalf of Northern Trust Corporation and of its subsidiary(ies), as stated below, regarding our respective beneficial ownership in the above-captioned equity security.

                                       NORTHERN TRUST CORPORATION


                                       By:  Perry R. Pero
                                            -------------

DATED:  2-13-98                        As its:  Sr. Executive Vice President
        -------                                 ----------------------------


The NORTHERN TRUST COMPANY

By: Perry R. Pero
-----------------
As its Sr. Executive Vice President
       ----------------------------


NORTHERN TRUST BANK OF ARIZONA, NA
NORTHERN TRUST BANK OF TEXAS, NA
NORTHERN TRUST BANK OF CALIFORNIA, NA
NORTHERN TRUST BANK OF FLORIDA, NA

By: Barry G. Hastings
---------------------
As its Authorized Representative
       -------------------------


NORTHERN TRUST QUANTITATIVE ADVISORS, INC.

By:  John Goodwin
-----------------
As its Authorized Representative
       -------------------------

                                                                           Pg. 6

                          THE NORTHERN TRUST COMPANY
                          Fifty South LaSalle Street
                            Chicago, Illinois 60675



                                                               February 13, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549-1004

ATTN:  Filing Desk, Stop 1-4

Gentlemen:

Enclosed is the Schedule 13G filing for R. R. Donnelley & Sons Company. Any inquiries may be directed to me at (312) 444-7065.

                                       Sincerely,

                                       Oscar Teran
                                       Trust Officer